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                                                                    Exhibit 23.2
Report of Independent Accountants on
Financial Statement Schedule

To the Board of Directors
of PAREXEL International Corporation:

Our audits of the consolidated financial statements referred to in our report dated August 18, 2000, except for the information in Note 3, as to which the date is December 8, 2000, appearing in the 2000 Annual Report to Shareholders of PAREXEL International Corporation (which report and consolidated financial statements are incorporated by reference in this Annual Report on Form 10-K/A) also included an audit of the financial statement schedule listed in Item 14(a)(2) of this Form 10-K/A. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PricewaterhouseCoopers LLP
Boston, Massachusetts
December 8, 2000